Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS

NEW YORK, NY – March 7, 2017 – Medallion Financial Corp. (Nasdaq: MFIN), a specialty finance company that originates and services loans in various industries, announced today its fourth quarter and full year 2016 results.

Fourth Quarter 2016 Highlights and Subsequent Events

•	Fourth quarter 2016 net increase in net assets resulting from operations increased 2% to $7.1 million, or $0.29 per diluted share

•	Medallion Bank’s consumer lending portfolio reaches $701 million of receivables. Excluding impact from the loan sale in the second quarter of 2016, the consumer portfolio grew 29%

•	Managed assets of $1.63 billion as of December 31, 2016, including $1.05 billion at Medallion Bank

•	Book value per share increased to $11.91 as of December 31, 2016

•	Company seeks to sell a minority interest in Medallion Bank

Full Year 2016 Highlights

•	Net investment loss before income taxes was $9.9 million for 2016, a decrease from net investment income before income taxes of $16.8 million for the prior year. However, on a combined basis with Medallion Bank, net investment income before income taxes was $55 million for 2016, a decrease from $59 million in the prior year. 2016 totals include a non-cash goodwill impairment of $5.1 million in the Company and $0.8 million in Medallion Bank. Excluding those charges, combined net investment income before income taxes was $61 million, up 3% from 2015. The Company believes the combined figure is a more appropriate indication of the Company’s operating capabilities as it combines Medallion Bank with Medallion Financial, and is before realized/unrealized appreciation/depreciation such as Medallion Bank’s increased valuation.

•	Mezzanine lending group recorded a 43% net increase in net assets resulting from operations compared to the prior year

“We continued to experience strong performance from Medallion Bank’s operations, led by our consumer lending business, in both the fourth quarter and throughout 2016,” stated Andrew Murstein, President of Medallion Financial. “Our primary focus in 2017 will be squarely on growing the earnings of Medallion Bank, and we will be pursuing the monetization of a minority interest in Medallion Bank at a valuation exceeding our current carrying value at year end.”

“In terms of medallion lending, our ongoing diversification efforts have led us to reduce our exposure to a historic low,” continued Mr. Murstein. “The Company has done a great job diversifying itself over the years. At the time of our IPO 20 years ago, approximately 80% of our total managed investments consisted of medallion loans. At year end, that number was the lowest it has ever been in the history of our company and was down to 35%. Furthermore, medallion loans which had produced most of our earnings in our early years were down to under 5% for 2016.”

“In addition, we have reduced the estimated value of New York City unrestricted medallion collateral to $500,000 for individual medallions and to $550,000 for corporate medallions, and reduced Chicago medallions to $60,000,” added Mr. Murstein. “For non-performing medallion loans and the owned Chicago medallions, we have taken unrealized depreciation adjustments in accordance with these estimated collateral values. Post year end, several medallions have traded at higher values than our current carrying values. We also took further action in the fourth quarter to charge off medallion loans at Medallion Bank that were greater than 180 days past due despite the personal guarantees and the medallion pledged as collateral from which we fully expect recoveries. On a combined basis with Medallion Bank, we thus reserved for, or wrote off, over $84 million in medallion loans in 2016 and are now carrying the loans at a substantial discount to par. At the same time, as we ramp up our collection efforts, we anticipate to obtain recoveries in future quarters above the current carrying value of these loans.”

As previously announced, the Company will not be a regulated investment company (RIC) for the tax year ended December 31, 2016, and thus became subject to taxation as a corporation under Subchapter C of the Internal Revenue Code. The Company currently anticipates that it will not be a RIC for 2017; consequently, the Company has elected not to pay a dividend for the current quarter. The Company had over $20 million of cash on hand (and in excess of $50 million of cash when combined with Medallion Bank) at year end. The Company believes the best use of its capital is to further grow its consumer and mezzanine lending segments where the Company targets returns on equity of greater than 20%, and to repurchase common shares which are trading at a significant discount to book value.

The Company recorded a non-cash tax liability in the fourth quarter of $46 million, almost all of which is deferred. The deferred tax liability is primarily based upon the tax impact of unrealized appreciation recorded on the Company’s investment in Medallion Bank in excess of its tax basis, and would only be paid in full if the Company’s entire investment in Medallion Bank is sold for its current carrying value. The Company is not currently contemplating selling its entire investment in Medallion Bank; however, accounting rules require a deferred tax provision to be recorded despite no partial or full sale having yet occurred. Should Medallion Bank elect to issue new shares directly to a new minority investor, rather than the Company selling its shares, then neither the Company nor Medallion Bank would be required to pay taxes.

Medallion Bank

For the fourth quarter of 2016, Medallion Bank produced a 6% increase in net interest income to $23.4 million, from $22.1 million in the prior-year period. Net investment income before taxes was $16.6 million, an increase of 4% from the prior-year period when excluding a non-cash goodwill impairment charge of $0.8 million. Medallion Bank realized a net loss of $12.9 million, compared to net income of $5.6 million in the prior-year period, primarily due to recording $25.4 million in charge-offs for medallion loans that were 180 days or more past due. Excluding those charged off loans, net income for the fourth quarter of 2016 would have been $12.5 million.

Consumer Lending Segment

Medallion Bank’s consumer loan portfolio grew 13% to $700.7 million as of December 31, 2016 compared to $619.9 million at the end of the prior year. Medallion Bank sold $98 million of consumer loans in the second quarter of 2016. Excluding the impact of the sold loans, Medallion Bank’s consumer loan portfolio grew 29% from the prior year. The average interest rate on the portfolio increased to 14.3% from 14.1% a year ago. Consumer loan delinquencies over 90 days as of December 31, 2016 were 0.43% versus 0.35% at the end of the prior year.

Medallion Lending Segment

Medallion Bank’s medallion loan portfolio as of December 31, 2016 was $261.8 million, compared to $332.5 million at the end of the prior year. The average interest rate on the portfolio was 3.75% versus 3.84% in the prior year. Medallion loans now represent less than 25% of Medallion Bank’s assets compared to 32% at the end of the prior year. Total medallion loan delinquencies over 90 days past due were $39.0 million as of December 31, 2016, compared to $41.4 million in the prior quarter.

As of the end of 2016, Medallion Bank met all of the regulatory capital adequacy requirements to be considered well-capitalized. Medallion Bank’s Tier 1 capital to average assets leverage ratio was 14.5%, which is significantly above the 5% regulatory requirement to be a well-capitalized bank. The Company expects Medallion Bank’s leverage ratio will exceed 15% in the near term due in part to the retention of earnings for Medallion Bank in the first quarter of 2017.

Medallion Financial and Non-Bank Subsidiaries

For the fourth quarter of 2016, net increase in net assets resulting from operations was $7.1 million, or $0.29 per diluted common share, compared to $6.9 million, or $0.29 per diluted common share, in the prior-year period. Net investment loss before taxes for the fourth quarter of 2016 was $8.0 million, compared to net investment income of $3.4 million in the prior-year period, partially due to a non-cash goodwill impairment charge in the fourth quarter of 2016 of $5.1 million.

If Medallion Bank was fully combined with Medallion Financial, net investment income before taxes for the fourth quarter of 2016 would have been $9.0 million ($14.9 million excluding the goodwill impairment charge), compared to $17.0 million in the prior-year period.

Medallion Financial’s net interest margin was 1.09% for the fourth quarter of 2016 compared to 4.59% in the prior year, partially due to a $3 million dividend declared and paid by Medallion Bank to Medallion Financial in the fourth quarter of 2015 that was not declared and paid in the fourth quarter of 2016. On a pro-forma combined basis with Medallion Bank, fourth quarter net interest margin was 6.81%, compared to 6.95% in the prior-year period, reflecting the low cost of funds at Medallion Bank, and its higher-yielding loan portfolio.

Medallion Lending

Medallion loans outstanding as of December 31, 2016 were $266.8 million, a reduction of 13% compared to $308.4 million at the end of the prior year, primarily due to unrealized depreciation reflecting current medallion market conditions and portfolio reductions. The average interest rate on the medallion portfolio was 4.01% versus 4.09% in the prior year.

The managed medallion portfolio, which encompasses loans at Medallion Bank and those serviced for third parties, was $528.6 million at quarter end, a decline of 18% from $640.9 million a year ago. Total medallion delinquencies over 90 days were $72.0 million as of December 31, 2016, compared to $58.3 million in the prior quarter.

Commercial Lending

Commercial loans as of December 31, 2016 were $83.6 million, a 2% increase from $81.9 million at the end of the prior year, primarily reflecting growth in the high-yield mezzanine portfolio, partially offset by the disposition of the asset-based portfolio in the third quarter of 2016. Commercial loans represented 13% of the investment portfolio, compared with 14% in the prior year. The average interest rate on the portfolio was 13.05%, compared to 12.80% in the prior-year period, reflecting higher yields on the mezzanine portfolio.

For 2016, the Company’s mezzanine segment grew its assets, which includes its loan portfolio, by 15% to $88.2 million. Net increase in net assets resulting from operations for the segment increased 43% to $8.1 million from $5.7 million in the prior year, and the segment delivered a return on equity of 20%.

Subsequent Events

Should the Company not elect to be a RIC for 2017, it may realize tax efficiencies, accretive to income, by filing a consolidated tax return for the 2017 year, with all of its corporate tax paying operating subsidiaries, the largest being Medallion Bank, and potentially offsetting some of Medallion Bank’s taxable income against taxable losses in other smaller entities. The Company is also considering whether it will take the steps necessary to convert from a business development company (BDC) to a non-investment company. If that occurs, the Company will be able to consolidate Medallion Bank both for financial presentation purposes as well as for tax purposes, and also could become eligible to be part of certain stock indices.

The Company has engaged an investment banking firm to negotiate the sale of a minority interest in Medallion Bank, and has received a number of expressions of interest with indications of value in excess of the valuation of Medallion Bank at year end. There can be no assurances that any such transaction will close.

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2015 Annual Report on Form 10-K.

Company Contacts

Investors:

212-328-2176

InvestorRelations@medallion.com

Media:

Brian Ruby

203-682-8268

bruby@icrinc.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2016	2015
Total investment income	$25,088	$42,653
Total interest expense	12,638	9,422

Net interest income	12,450	33,231

Total noninterest income	408	319

Salaries and benefits	11,770	11,644
Professional fees	2,347	1,486
Occupancy expense	966	877
Goodwill impairment	5,099	—
Other operating expenses	2,604	2,717

Total operating expenses	22,786	16,724

Net investment income (loss) before income taxes	(9,928)	16,826
Income tax benefit	10,047	—

Net investment income after income taxes	119	16,826

Net realized gains on investments, net of taxes	73	7,636

Net change in unrealized depreciation on investments	(51,235)	(11,916)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	130,121	16,830
Income tax provision	(55,563)	—

Net unrealized appreciation on investments	23,323	4,914

Net realized/unrealized gains on investments	23,396	12,550

Net increase in net assets resulting from operations	$23,515	$29,376

Net investment income after income taxes per common share
Basic	$0.00	$0.69
Diluted	$0.00	$0.69

Net increase in net assets resulting from operations per common share
Basic	$0.97	$1.21
Diluted	$0.97	$1.20

Distributions declared per share	$0.35	$1.00

Weighted average common shares outstanding
Basic	24,123,888	24,315,427
Diluted	24,173,020	24,391,959

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2016	December 31, 2015
Assets
Medallion loans, at fair value	$266,816	$308,408
Commercial loans, at fair value	83,634	81,895
Investment in Medallion Bank and other controlled subsidiaries, at fair value	293,360	159,913
Equity investments, at fair value	8,468	6,859
Investment securities, at fair value	—	49,884

Net investments	652,278	606,959
Cash and cash equivalents	20,962	30,912
Accrued interest receivable	769	1,003
Fixed assets, net	267	198
Investments other than securities	9,510	37,882
Goodwill, net	—	5,099
Other assets, net	5,591	6,997

Total assets	$689,377	$689,050

Liabilities
Accounts payable and accrued expenses	$5,425	$5,120
Accrued interest payable	2,883	1,302
Deferred and other tax liabilities, net	45,900	—
Funds borrowed	349,073	404,540

Total liabilities	403,281	410,962

Commitments and contingencies	—	—
Total shareholders’ equity (net assets)	286,096	278,088

Total liabilities and shareholders’ equity	$689,377	$689,050

Number of common shares outstanding	24,024,821	24,346,693
Net asset value per share	$11.91	$11.42

Total managed loans	$1,341,968	$1,410,213
Total managed assets	1,631,875	1,654,658